AMENDED AND RESTATED
                              FEE WAIVER AGREEMENT
                               Dated July 1, 2004



American Express Financial Corporation ("AEFC") and American Express Client Service Corporation ("AECSC") agree to waive fees and reimburse certain expenses and AXP Special Tax-Exempt Series Trust, (the "Trust"), a Massachusetts business trust on behalf of its underlying series: AXP Massachusetts Tax-Exempt Fund, AXP Michigan Tax-Exempt Fund, AXP New York Tax-Exempt Fund, and AXP Ohio Tax-Exempt Fund agrees to accept those waivers and reimbursements, as described below:

     1. Applicable Agreements. To the extent that the Trust's total expenses exceed the expense ratios set out in paragraph 2, AEFC and AECSC agree to waive fees and reimburse certain expenses under the following agreements:

          o Investment Management Services Agreement between the Trust and AEFC dated March 20, 1995.

          o Administrative Services Agreement between the Trust and AEFC dated March 20, 1995.

          o Transfer Agency Agreement between the Trust and AECSC dated May 1, 2003.

AEFC also agrees to pay certain non-advisory expenses of the Trust if necessary to meet the expense ratio limits set out in paragraph 2. AEFC will determine the allocation of fee waivers and expense reimbursements among the applicable agreements.

     2. Fee Caps. AEFC and AECSC agree to waive fees and reimburse certain expenses to the extent that total expenses exceed the following expense ratios:

    --------------------------------- ------------ ------------ -------------
    Series Name                       Class A      Class B      Class C
    --------------------------------- ------------ ------------ -------------
    AXP Massachusetts Tax-Exempt Fund    0.88%        1.64%        1.64%
    --------------------------------- ------------ ------------ -------------
    AXP Michigan Tax-Exempt Fund         0.88%        1.64%        1.64%
    --------------------------------- ------------ ------------ -------------
    AXP New York Tax-Exempt Fund         0.88%        1.64%        1.64%
    --------------------------------- ------------ ------------ -------------
    AXP Ohio Tax-Exempt Fund             0.88%        1.64%        1.64%
    --------------------------------- ------------ ------------ -------------


     3. Termination. This agreement will terminate on June 30, 2005 unless extended by written agreement of the Trust and AEFC.

     AXP SPECIAL TAX-EXEMPT SERIES TRUST
         AXP Massachusetts Tax-Exempt Fund
         AXP Michigan Tax-Exempt Fund
         AXP New York Tax-Exempt Fund
         AXP Ohio Tax-Exempt Fund


         By: /s/  Leslie L. Ogg
             --------------------
                  Leslie L. Ogg
                  Vice President


     AMERICAN EXPRESS FINANCIAL CORPORATION



         By: /s/  Paula R. Meyer
             --------------------
                  Paula R. Meyer
                  Senior Vice President and General Manager- Mutual Funds


     AMERICAN EXPRESS CLIENT SERVICE CORPORATION



         By: /s/  Bridget Sperl
             --------------------
                  Bridget Sperl
                  Senior Vice President